Pricing Sheet relating to Preliminary Terms No. 211
Registration Statement No. 333-131266
Dated February 9, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

February 2007

22% HITSSM
Based on InterOil Corporation Common Stock
High Income Trigger SecuritiesSM

PRICING TERMS – FEBRUARY 9, 2007
Issuer:		Morgan Stanley
Maturity date:		February 15, 2008
Underlying stock:		InterOil Corporation common stock (“IOC Stock”)
Aggregate principal amount:		$3,000,000.00
Initial share price:		24.33
Coupon:		22% per annum, payable monthly beginning March 15, 2007.
Payment at maturity:		If IOC Stock has not declined to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, the stated principal amount of $1,000; otherwise, a number of shares of the IOC Stock corresponding to the exchange ratio. If shares of IOC Stock is delivered in exchange for each HITS, the value of those shares will likely be less than the stated principal amount and could be zero.
Exchange ratio:		41.10152 shares of IOC stock per HITS, which is equal to the stated principal amount divided by the initial share price, subject to adjustments for corporate events
Trigger level:		60%
Trigger price:		$14.598
Determination date:		February 13, 2008 (two trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Stated principal amount:		$1,000
Issue price:		$1,000 (see “Commissions and issue price” below)
Pricing date:		February 9, 2007
Original issue date:		February 14, 2007 (three trading days after the pricing date)
CUSIP:		617446E62
Listing:		The HITS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
	Per HITS	$1,000.00	$35.00	$965.00
	Total	$3,000,000.00	$105,000.00	$2,895,000.00

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for HITS.
(2)	The agent may allow a concession not in excess of 3.5% to other dealers, who may in turn allow a concession to successive dealers not in excess of 3.5% per HITS.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Terms No. 211 dated February 9, 2007
Amendment No. 1 to Prospectus Supplement for HITS dated December 21, 2006
Prospectus dated January 25, 2006